Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-1 of GlobalPayNet Holdings, Inc. (A Development Stage Company), of our report dated March 20, 2008 relating to the consolidated financial statements of GlobalPayNet Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and from inception (December 30, 2004), included its Annual Report on Form 10-KSB for the year ended December 31, 2007.  We also consent to the references to our Firm under the heading “Experts” in the Prospectus.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

March 6, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501